Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, Georgia 30092

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Awarded Federal Grant

Funds to advance lead cancer detection program

NORCROSS, GA (November 4, 2010) – Guided Therapeutics, Inc. (OTCBB & QTCQB: GTHP) announced that it received a $244,479 Federal grant to advance its LightTouch™ Cervical Scanner, currently under FDA review for market approval.

 “We are pleased to receive the grant and the recognition it brings to our LightTouch non-invasive cervical disease detection technology,” said Mark L. Faupel, Ph.D., President and CEO of Guided Therapeutics.  “The LightTouch represents a possible significant breakthrough in early cancer detection, when the disease is most treatable, potentially improving cancer care outcomes in cervical cancer, while reducing the costs associated with unnecessary biopsies.”

“As much as $6 billion is spent annually in the United States to diagnose true cervical disease from all the false positive and ambiguous cervical cancer screening tests.  Using non-invasive technology, Guided Therapeutics uses light to painlessly determine if there is cervical disease present and results are immediately available,” wrote, U.S. Senator Johnny Isakson (R-GA), in support of the LightTouch.

The U.S. Treasury’s qualifying therapeutic discovery projects program grant is the seventh Federal award, totaling more than $6 million, given to support the development of the LightTouch.

About The LightTouch™

The LightTouch™, which consists of a base unit and single-patient-use calibration disposable, scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively.  Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap (Papanicolaou) or HPV (Human papillomavirus) tests, the LightTouch™ test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB and QTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level.  The company’s first product, the LightTouch™, is a non-invasive device used to detect cervical disease instantly and at the point of care.  In a multi-center clinical trial, with women at risk for cervical disease, the LightTouch was able to detect cervical cancer up to two years earlier than conventional modalities.  LightTouch is designed to provide an objective result at the point-of-care, thereby improving the management of cervical disease.  Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit: www.guidedinc.com.

Guided Therapeutics – QTDP grant
November 4, 2010

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

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